Exhibit 3.1

FOURTH AMENDMENT TO THE AMENDED AND RESTATED
BYLAWS OF ASTEC INDUSTRIES, INC.

Pursuant to resolutions of the board of directors of Astec Industries, Inc., a Tennessee corporation (the “Company”), adopted at a meeting of the board of directors held on July 25, 2019, the Amendments below are hereby made to the Amended and Restated Bylaws of the Company.

Paragraph 1.2 is deleted in its entirety and the following Paragraph 1.2 is substituted in lieu thereof:

1.2  Special Meetings.
(a) Special meetings of the Shareholders may be called by the Chairman of the Board, the President, the Secretary, or by the Board.  Shareholders’ ability to cause a special meeting to be held is described in Section 1.2(b) below.
(b) Subject to the provisions of this Section 1.2(b) and all other applicable sections of these Bylaws, a special meeting of the Shareholders shall be held upon written request (a “Special Meeting Request”) of one or more persons who or which Net Long Beneficially Own(s) not less than ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting (the “Requisite Percentage”) as of the time of such request and continues to Net Long Beneficially Own at least the number of shares of common stock set forth in the Special Meeting Request with respect to each such Shareholder through the date of the special meeting.
(i) A Special Meeting Request must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the Secretary of the corporation at the principal executive offices of the corporation. A Special Meeting Request shall be valid only if it is signed and dated by each Shareholder of record submitting the Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made, or such shareholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Shareholder”), and includes (A) a statement of the specific purpose(s) of the special meeting and the reasons for conducting such business at the special meeting; (B) in the case of any director nominations proposed to be presented at the special meeting, the information required by Section 1.12(c) of this Article 1; (C) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Section 1.12(a) of this Article 1; (D) a representation that each Requesting Shareholder, or one or more representatives of each such Shareholder, intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (E) an agreement by the Requesting Shareholders to notify the corporation promptly in the event of (1) any disposition prior to the time of the special meeting of any shares included within any Requesting Shareholder’s Net Long Beneficial Ownership as of the date on which the Special Meeting Request was delivered to the Secretary and (2) any material change prior to the time of the special meeting in any Requesting Shareholder’s Net Long Beneficial Ownership; (F) an acknowledgement that prior to the special meeting any disposition of shares of the corporation’s common stock included within any Requesting Shareholder’s Net Long Beneficial Ownership as of the date on which the Special Meeting Request was delivered to the Secretary shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that any decrease in the Requesting Shareholders’ aggregate Net Long Beneficial Ownership to less than the Requisite Percentage shall be deemed to be an absolute revocation of such Special Meeting Request; and (G) documentary evidence that the Requesting Shareholders had Net Long Beneficial Ownership of the Requisite Percentage as of the date of delivery of the Special Meeting Request to the Secretary and as of the business day immediately preceding the special meeting; provided, however, that if any of the Requesting Shareholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of delivery of the Special Meeting Request to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Shareholders who are beneficial owners, Net Long Beneficial Ownership of the Requisite Percentage as of the date of delivery of such Special Meeting Request to the Secretary and as of the business day immediately preceding the special meeting. In addition, the Requesting Shareholders on whose behalf the Special Meeting Request is being made shall (x) further update and supplement the information provided in the Special Meeting Request, if necessary, so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting and as of the date that is ten business days prior to the date of the special meeting or any adjournment or postponement thereof, or, if there are fewer than ten business days between the date of the special meeting and such adjourned or postponed meeting, then as of the date of the special meeting so adjourned or postponed, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five business days after the record date for notice of and voting at the special meeting (in the case of an update and supplement required to be made as of such record date), and not later than eight business days prior to the date of the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of an update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof) and (y) promptly provide any other information reasonably requested by the corporation.
(ii) A Special Meeting Request shall not be valid, and a special meeting requested by shareholders shall not be held, if (A) the Special Meeting Request does not comply with this Section 1.2(b); (B) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; (C) the Special Meeting Request is delivered during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of Shareholders and ending on the earlier of (x) the date of the next annual meeting or (y) 30 days after the first anniversary of the date of the previous annual meeting; (D) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, (1) was presented at an annual or special meeting of Shareholders held not more than 12 months before delivery of the Special Meeting Request or (2) is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of shareholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the corporation of a Special Meeting Request; (E) a proposed item of business involves the election or removal of directors, changing the size of the Board, the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors or any similar matter (as determined in good faith by the Board, an “Election Item”) and any Election Item (1) was presented at an annual or special meeting of Shareholders held not more than 120 days before delivery of the Special Meeting Request or (2) is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of Shareholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the corporation of a Special Meeting Request; or (F) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.
(iii) The Requesting Shareholders may revoke a Special Meeting Request by written revocation delivered to the Secretary at the principal executive offices of the corporation at any time prior to the special meeting. If, following such revocation (or any deemed revocation pursuant to clause (F) of Section 1.2(b)(i)), there are unrevoked requests from Requesting Shareholders holding in the aggregate less than the Requisite Percentage (or there are no unrevoked requests at all), the Board, in its discretion, may cancel the special meeting.
(iv) If none of the Requesting Shareholders appears or sends a qualified representative to present the business specified in the Special Meeting Request to be presented for consideration, the corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such business may have been received by the corporation.
(v) Business transacted at any special meeting called pursuant to this Section 1.2(b) shall be limited to (A) the purpose(s) stated in a valid Special Meeting Request received from the Requesting Shareholders holding in the aggregate the Requisite Percentage and (B) any additional matters that the Board determines to include in the corporation’s notice of the special meeting.
(vi) For the purposes of this Section 3(b), the following definitions shall apply:
An “Affiliate” of a person shall mean another person that, directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such person.
An “Associate” of a person shall mean (i) any corporation or organization (other than a majority-owned subsidiary of such person) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its parents or subsidiaries.
“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a person’s ownership of common stock of the corporation, shall mean the shares of stock of the corporation that such person or, if such person is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that such beneficial owner would then be deemed to own pursuant to Rule 200(b) under the Exchange Act (as such Rule is in effect on the date on which the Bylaws are first amended to include this Section 1.12(b)), excluding, at any time, any shares as to which such Shareholder or beneficial owner, as the case may be, does not then have the right to vote or direct the vote and excluding, at any time, any shares as to which such person or beneficial owner (or any Affiliate or Associate of such person or beneficial owner), as the case may be, had directly or indirectly entered into (or caused to be entered into) and not yet terminated a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, and further subtracting from any person’s ownership of shares at any time such person’s (and such person’s Affiliates’ and Associates’) “short position” (as defined pursuant to Rule 14e-4(a) under the Exchange Act) (as such Rule is in effect on the date on which the By-Laws are first amended to include this Section 3(b)), all as the Board shall determine in good faith. The Board shall determine in good faith whether all requirements set forth in this Section 1.2(b) have been satisfied and such determination shall be binding on the corporation and its Shareholders.

The following new Paragraph 1.12 shall be added to the end of Article 1 of the Amended and Restated Bylaws of the Company:

1.12 Shareholder Proposals and Nominations at Annual Meetings.

(a) At an annual meeting of the Shareholders, no proposal for a Shareholder vote (other than a proposal that appears in the corporation’s proxy statement after compliance with the procedures set forth in Securities and Exchange Commission Rule 14a-8 or any successor provision) shall be submitted by a Shareholder (a “Shareholder Proposal”) to the corporation’s Shareholders unless the Shareholder submitting such proposal (the “Proponent”) shall have filed a written notice setting forth with particularity:
(i)
the names and business addresses of the Proponent and all natural persons, corporations, partnerships, trusts or any other type of legal entity or recognized ownership vehicle (collectively, a “Person”) acting in concert with the Proponent, including any beneficial owner on whose behalf the proposal is being made;

(ii)	the name and address of the Proponent and the Persons identified in clause (i), if any, as they appear on the corporation’s books;
(iii)	the class and number of shares of the corporation which are, directly or indirectly, beneficially owned by the Proponent and by each Person identified in clause (i);
(iv)
a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proponent and each Person identified in clause (i), if any;

(v)
whether and the extent to which any hedging or other transaction has been entered into by or on behalf of such Shareholder with respect to the stock of the corporation and whether and the extent to which any other transaction, agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights or borrowing or lending shares of stock) has been made by or on behalf of such Shareholder, the effect or intent of any of the foregoing being to manage the risk or benefit of share price changes in the stock price of the corporation for such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the corporation; and

(vi)	such other information as the Board reasonably determines is necessary or appropriate to enable the Board and Shareholders of the corporation to consider the Shareholder Proposal, all such information (A) is to be provided as of the date of such notice, including, without limitation, any such interests held by members of the immediate family (sharing the same household) of such Proponent and such Person identified in clause (i), if any, and (B) shall be supplemented by such Proponent and such Person identified in clause (i), if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

Such notice also shall include a representation (A) that such Proponent is a holder of record of capital stock of the corporation entitled to vote at such meeting, (B) that such Proponent intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (C) that such Proponent will notify the corporation in writing of the number of shares of capital stock of the corporation owned of record and beneficially by such Proponent and such Person identified in clause 1.12(a)(i), if any, as of the record date for the annual meeting within five (5) business days following the later of the record date or the date notice of the record date is first publicly disclosed, and (D) as to whether such Proponent and such Person identified in clause 1.12(a)(i), if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to adopt or approve the proposal and/or (2) otherwise to solicit proxies from Shareholders in support of such proposal.

(b) If the Proponent does not appear or send a qualified representative to present the nomination proposal at the relevant annual meeting, the corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation. The presiding officer at any Shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with the procedures prescribed in these Bylaws or is otherwise not in accordance with law, and if it is so determined, such officer shall so declare at the meeting and the Shareholder Proposal shall be disregarded.
(c) In addition to any other applicable requirements, only persons who are selected and recommended by the Board or the committee of the Board designated to make nominations, or who are nominated by Shareholders in accordance with the procedures set forth in this Section 1.12, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board at any annual meeting or any special meeting of Shareholders at which directors are to be elected may be made by any Shareholder of the corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 1.12. Nominations by Shareholders shall be made by written notice (a “Nomination Notice”), which shall set forth:
(i)
As to the Shareholder and the beneficial owner, if any, on whose behalf a nomination is made (A) the name and record address of such Shareholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (B) the class or series and number of shares of capital stock of the corporation which are, directly or indirectly, owned beneficially or of record by such Shareholder and such beneficial owner, if any, (C) whether and the extent to which any hedging or other transaction has been entered into by or on behalf of such person with respect to the stock of the corporation and whether and the extent to which any other transaction, agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights or borrowing or lending shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to manage the risk or benefit of share price changes in the stock price of the corporation for such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the corporation; (D) a description of all agreements, arrangements or understandings (whether written or oral) between or among such persons pursuant to which the nomination(s) are to be made by the Shareholder and any relationship between or among the Shareholder giving notice and the beneficial owner, if any, on the one hand, and each proposed nominee, on the other hand, and (E) all other information relating to such Shareholder and such beneficial owner, if any, that would be required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(ii)
As to each person whom the Shareholder proposes to nominate for election or reelection as a director at such meeting (A) all information relating to such person that would be required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the Board, (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Shareholder and beneficial owner, if any, and their respective Affiliates and Associates, or any other person or persons (including their names) acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and Associates, or any other person or persons (including their names) acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or Associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (D) any information that such person would be required to disclose pursuant to clause (i) of this sentence if such person were a Shareholder making a nomination, and (E) an undertaking from such nominee to notify the corporation in writing of any change in the information called for by the foregoing clauses (A), (B), (C) and (D) as of the record date for such meeting, by notice received by the Secretary at the principal executive offices of the corporation not later than the tenth (10th) day following such record date;

(iii)
an undertaking by the Shareholder and beneficial owner, if any, to notify the corporation in writing of any change in the information called for by clauses (i) and (ii) as of the record date for such meeting, by notice received by the Secretary at the principal executive offices of the corporation not later than the tenth (10th) day following such record date; and

(iv)
a representation (A) that the Shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (B) whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from the Shareholders in support of such proposal or nomination.

(d) The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine whether such proposed nominee meets the criteria set forth in the corporation’s Corporate Governance Guidelines to serve as a director of the corporation, including with regard to the independence of such proposed nominee. At the request of the corporation, the proposed nominee must submit all completed and signed questionnaires required of the corporation’s directors and officers.

(f) If the nominating Shareholder does not appear or send a qualified representative to present the nomination proposal at the relevant meeting, the corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation. If the presiding officer at any Shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded. A Shareholder seeking to nominate a person to serve as a director must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this section.

(g) If a Shareholder Proposal or Nomination Notice is to be submitted at an annual Shareholders’ meeting, it shall be delivered to, or mailed and received by, the Secretary of the corporation at the principal executive office of the corporation no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary of the date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary date of the immediately preceding annual meeting of Shareholders, a Shareholder Proposal or Nomination Notice must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. If the Board has determined that directors are to be elected at a special meeting, and one or more director elections are included in the corporation’s notice of meeting, in order to be timely, any Nomination Notice submitted for such special meeting of the Shareholders must be delivered to, or mailed and received by, the Secretary of the corporation at the principal executive office of the corporation not more than 120 days prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the last to occur of (i) the day on which public disclosure of the date of such special meeting was first made by the corporation and (ii) the day on which public disclosure the nominees proposed by the Board to be elected at such meeting was first made by the corporation.